EXHIBIT 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GARTNER, INC.
CLOVER ACQUISITION CORPORATION
AMR RESEARCH, INC.
U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
AND
STOCKHOLDER REPRESENTATIVE
Dated as of November 29, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Company’s Standard Proprietary Information Agreement

Exhibit D	Form of Agreement Concerning Terms and Conditions of Employment

Exhibit E	Legal Opinion of Counsel to the Company

Exhibit F-1	Form of Controlling Stockholder Non-Competition Agreement

Exhibit F-2	Form of Key Stockholder Non-Competition Agreement

Exhibit G	Description of Escrow Agent’s Money Market Account

Exhibit H	Customer Identification Program
Schedules
Company Disclosure Schedule
Schedule 1.6(a)(v) — Custom Research Projects
Schedule 5.10(c) — Severance Policy and Bonus Plans
Schedule 5.13(c)(iv) — List of VDA States
Schedule 6.2(d) — Third Party Consents
Schedule 6.2(r)(1) — Controlling Stockholder
Schedule 6.2(r)(2) — List of Key Stockholders
Schedule 6.2(s)(1) — List of Key Employees
Schedule 6.2(s)(2) — List of Tier 1 Employees
Schedule 6.2(s)(3) — List of Tier 2 Employees
Schedule 6.2(s)(4) — List of Tier 3 Employees

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 29, 2009 by and among Gartner, Inc., a Delaware corporation (“Parent”), Clover Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), AMR Research, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VII herein (the “Escrow Agent”) and Anthony J. Friscia, who will serve as the representative of the Company’s stockholders and optionholders, and is a party to this Agreement solely in such capacity (the “Stockholder Representative”).
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, and in any event within three (3) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof (other than satisfaction or waiver of those conditions that by their nature are to be satisfied at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
     1.4 Formation Documents.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is AMR Research, Inc.”

          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
     1.5 Management.
          (a) Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
          (c) Resignation of Officers and Directors. At the Closing, the Company shall deliver to Parent a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company In the Money Options outstanding as of the Effective Time.
               (ii) “Agreed-Upon Loss” shall mean (A) any Dissenting Share Payments (as defined in Section 1.8(c)), (B) any Excess Third Party Expenses (as defined in Section 5.4), (C) any Excess Company Debt (as defined in Section 7.2), (D) any Shortfall Amount (as defined in Section 1.10(d)) or (E) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(f) hereof.
               (iii) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
               (iv) “Cash” shall mean cash of the Company, net of any outstanding checks, wire transfers or bank overdrafts, and excluding any Restricted Cash.

               (v) “Cash Collected on Deferred Revenue” shall mean Cash amounts collected on unearned revenue, less Cash amounts collected on the specific customer research projects listed on Schedule 1.6(a)(v) only to the extent services have been delivered thereon.
               (vi) “Class A Common Stock” shall mean the Company’s Class A Common Stock, $0.01 par value per share.
               (vii) “Class B Common Stock” shall mean the Company’s Class B Non-Voting Common Stock, $0.01 par value per share.
               (viii) “Closing Common Per Share Consideration” shall mean the quotient obtained by dividing (x) the Estimated Adjusted Net Merger Consideration, less the Escrow Amount, less the Sales Tax Escrow Amount, less the Stockholder Representative Amount, by (y) the Company Common Stock Deemed Outstanding.
               (ix) “Closing Net Working Capital” shall mean an amount equal to the following (with each of the amounts set forth therein being calculated in accordance with GAAP and to the extent required to be reflected in financial statements in accordance with GAAP) (x) the aggregate value of all current assets of the Company and its Subsidiaries (taken as a whole) as of the close of business on the Closing Date, excluding Cash, Restricted Cash, deferred and other Tax assets, and lease and other security deposits, less (y) the aggregate value of all current Liabilities of the Company and its Subsidiaries (taken as a whole) as of the close of business on the Closing Date, including but not limited to all accounts payable, employee-related Liabilities (including sales commissions and bonuses), deferred revenue, any outstanding checks, wire transfers or bank over drafts not covered by available Cash and other accrued Liabilities, but excluding accrued vacation, any and all deferred Tax liabilities, the aggregate amount of any bonuses with respect to the accelerated vesting of any restricted shares of Company Common Stock paid or to be paid on or before the Closing out of Cash, accruals or reserves for any prior period sales or use taxes in the VDA States (as defined in Section 5.13(c)(iv)), Taxes required to be reflected on a Final Income Tax Return, Transaction Taxes, all Third Party Expenses, and any and all Company Debt as of immediately prior to the Effective Time, plus (z) Cash Collected on Deferred Revenue as of the close of business on the Closing Date. Notwithstanding anything to the contrary in this Agreement, any employment or payroll taxes with respect to any bonuses, cash out of options or other compensatory payments in connection with the transactions contemplated by this Agreement, to the extent paid or assumed by the Company or Parent (“Transaction Payroll Taxes”) and any other incremental cash costs associated with the transactions contemplated by this Agreement to the extent assumed by the Company or Parent, shall be included as current Liabilities of the Company, whether or not required in accordance with GAAP.
               (x) “Closing Tax Amount” shall have the meaning ascribed to such term in Section 5.13(c) hereof.
               (xi) “Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock, taken together.

               (xii) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company In the Money Options.
               (xiii) “Company Debt” shall mean any Indebtedness of the Company or any of its Subsidiaries.
               (xiv) “Company In the Money Option” shall mean a Company Vested Option having an exercise price per share less than the Estimated Common Per Share Consideration.
               (xv) “Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company and the Company Subsidiaries conduct business that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (iv) changes that are the result of the announcement or pendency of the Merger and the other transactions contemplated hereby, including without limitation, the impact thereof on the Company’s relationships (contractual or otherwise) with customers, suppliers, licensors, partners or employees; and (v) changes that result from any action taken by the Company pursuant to this Agreement or at the written request or with the written consent of Parent.
               (xvi) “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
               (xvii) “Company Products” shall mean all of the products, services and Content & Technology offerings of the Company and its Subsidiaries.
               (xviii) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.

               (xix) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time (after giving effect to any vesting acceleration provisions).
               (xx) “Content & Technology” shall have the meaning ascribed to such term in Section 2.14 hereof.
               (xxi) “Contract” shall mean any written or binding oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, obligation, commitment or undertaking of any nature.
               (xxii) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (xxiii) “Escrow Amount” shall mean an amount equal to $6,500,000.
               (xxiv) “Escrow Participants” shall mean all Stockholders and all Optionholders.
               (xxv) “Estimated Adjusted Net Merger Consideration” shall mean the Net Merger Consideration minus the amount, if any, by which Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)) is less than the Target Closing Net Working Capital.
               (xxvi) “Estimated Common Per Share Consideration” shall mean the quotient obtained by dividing (1) the sum of the Merger Consideration, plus the aggregate exercise price for the Company Vested Options, minus the amount, if any, by which Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)) is less than the Target Closing Net Working Capital by (2) the sum of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company Vested Options.
               (xxvii) “Excess Company Debt” shall have the meaning ascribed to such term in Section 7.2 hereof.
               (xxviii) “Final Adjusted Net Merger Consideration” shall have the following meaning:
                    (A) If the Actual Closing Net Working Capital (as determined pursuant to Section 1.7(b)) is greater or equal to the Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)), then “Final Adjusted Net Merger Consideration” shall be the same amount as Estimated Adjusted Net Merger Consideration.
                    (B) If the Actual Closing Net Working Capital (as determined pursuant to Section 1.7(b)) is less than the Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)), then “Final Adjusted Net Merger Consideration” shall mean the Net Merger Consideration, minus the amount, if any, by which Actual Closing Net Working Capital is less than the Target Closing Net Working Capital.
               (xxix) “Final Common Per Share Consideration” shall mean the quotient obtained by dividing (1) the Final Adjusted Net Merger Consideration by (2) the Company Common Stock Deemed Outstanding.
               (xxx) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xxxi) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xxxii) “Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)–(iv), inclusive, of any other Person.
               (xxxiii) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the following individuals after reasonable inquiry: Anthony J. Friscia, Robert B. Blakeley, Craig DiForte, Kevin O’Marah, Bruce Richardson, Nancy Gendron, Chris Johnson and Lisa Lawton.
               (xxxiv) “Law” shall mean any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
               (xxxv) “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
               (xxxvi) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

               (xxxvii) “Merger Consideration” shall mean an amount equal to the sum of (a) $70,000,000 minus (b) the Third Party Expenses (as defined in Section 5.4 hereof) of the Company minus (c) Cash Collected on Deferred Revenue minus (d) the aggregate amount of any and all Company Debt minus (e) the Closing Tax Amount.
               (xxxviii) “Net Merger Consideration” shall mean an amount equal to the sum of (i) the Merger Consideration plus (ii) the Aggregate Option Exercise Amount.
               (xxxix) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
                  (xl) “Parent Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to (A) the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any of its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a “Parent Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which Parent and its subsidiaries conduct business that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries; and (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect Parent and its subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as Parent and its subsidiaries; or (B) the ability of Parent or Sub to consummate the Merger or otherwise perform their respective obligations hereunder.
                   (xli) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
                   (xlii) “Plans” shall mean the Company’s 1996 Stock Option Plan and the Company’s 2000 Stock Incentive Plan, each as amended and in effect as of the date hereof.
                   (xliii) “Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Common Stock Deemed Outstanding held or deemed to be held by such Escrow Participant as of immediately prior to the Effective Time by (b) the total number of shares of Company Common Stock Deemed Outstanding as of immediately prior to the Effective Time.

               (xliv) “Related Agreements” shall mean the Certificate of Merger and the Agreements Concerning Terms and Conditions of Employment.
               (xlv) “Restricted Cash” shall mean cash and cash equivalents of the Company which are restricted as to withdrawal or usage.
               (xlvi) “Sales Tax Escrow Amount” shall mean an amount equal to $3,000,000.
               (xlvii) “SEC” shall mean the United States Securities and Exchange Commission.
               (xlviii) “Stockholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time.
               (xlix) “Stockholder Representative Amount” shall mean an amount equal to $500,000.
                    (l) “Target Closing Net Working Capital” shall mean $(1,095,000).
                   (li) “Third Party Expenses” shall have the meaning ascribed to such term in Section 5.4 hereof.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock (excluding, for the avoidance of doubt, unexercised Company Options) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.8(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.10 hereof, (i) the Closing Common Per Share Consideration, (ii) up to the Pro Rata Portion of the Escrow Amount (plus any interest earned thereon in the Escrow Fund), (iii) up to the Pro Rata Portion of the Sales Tax Escrow Amount (plus any interest earned thereon in the Sales Tax Escrow Fund), (iv) up to the Pro Rata Portion of the Stockholder Representative Amount, and (v) up to the Pro Rata Portion of the Closing Tax Amount, in the case of each of (ii), (iii), (iv) and (v), solely to the extent that any portion of such amounts has not otherwise been utilized in accordance with the procedures set forth in ARTICLE VII and Section 5.13(c)(ii) hereof.
          (c) Treatment of Company Options.
                   (i) No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company In the Money Option shall automatically (without any further action required of such holder) be entitled to the right to receive a cash payment, subject to the escrow provisions contained herein, in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Final Common Per Share Consideration, and minus (3) the aggregate amount necessary to exercise all of the Company In the Money Options held by such holder (the “Option Merger Consideration”). The payment of the Option Merger Consideration to a holder of a Company In the Money Option shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law and shall be subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company In the Money Option.
               (ii) No consideration shall be paid by Parent, Sub or the Company to effectuate the cancellation and termination of any Company Vested Option with an exercise price greater than the Estimated Common Per Share Consideration.
               (iii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (d) Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, each Escrow Participant’s Pro Rata Portion of the Escrow Amount, the Sales Tax Escrow Amount, the Stockholder Representative Amount and the Closing Tax Amount shall be deposited into the Escrow Fund, the Sales Tax Escrow Fund, the Stockholder Representative Fund and the Closing Tax Escrow Fund as provided herein. Notwithstanding anything herein to the contrary, the amount deposited into the Stockholder Representative Fund shall be reduced by all applicable income and employment Tax withholdings from deposits thereto with respect to the Optionholders.
          (e) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Paying Agent (as defined in Section 1.10) and the Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.11) from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and Optionholders. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder, Optionholder, or other recipient of payments in respect of which such deduction and withholding was made.

          (f) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Calculation of Estimated and Final Adjusted Net Merger Consideration.
          (a) Calculation of Estimated Closing Net Working Capital. At least three (3) Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent an estimated unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), which shall include a statement setting forth the Company’s estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). The Estimated Closing Net Working Capital Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Closing Net Working Capital without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein). The estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement shall be referred to herein as the “Estimated Closing Net Working Capital.”
          (b) Calculation of Final Closing Net Working Capital.
               (i) Within ninety (90) calendar days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Stockholder Representative a statement setting forth Parent’s calculation of the actual Closing Net Working Capital (the “Actual Closing Net Working Capital Statement”).
               (ii) The Stockholder Representative may dispute any item or amount set forth in the Actual Closing Net Working Capital Statement, at any time within thirty (30) calendar days following receipt of the Actual Closing Net Working Capital Statement, by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such disputed item or amount, and (C) the Stockholder Representative’s calculation of the Closing Net Working Capital of the Company after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount.
               (iii) If Parent shall not receive a Notice of Dispute from the Stockholder Representative delivered pursuant and in accordance with Section 1.7(b)(ii) within the time period set forth therein, then (A) the Stockholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 1.7(b)(i), and (B) for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, as set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 1.7(b)(i). If Parent shall receive a Notice of Dispute from the

Stockholder Representative delivered pursuant to and in accordance with Section 1.7(b)(ii) within the time period set forth therein, then Parent and the Stockholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Stockholder Representative shall reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, as agreed upon by Parent and the Stockholder Representative. In the event that Parent and the Stockholder Representative are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:
                    (A) Parent and the Stockholder Representative shall execute a memorandum (the “Working Capital Memorandum”) setting forth (1) the resolved items and/or amounts, if any, and (2) the items or amounts included in the Notice of Dispute that remain in dispute following such good faith negotiations, with the position of each party with respect thereto;
                    (B) Parent and the Stockholder Representative shall submit all remaining disputed items and amounts set forth in the Working Capital Memorandum to a “Big Four” accounting firm mutually agreeable to Parent and the Stockholder Representative (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof; provided that the Independent Accounting Firm shall not be the accounting firm that audits Parent’s financial statements or the primary accounting firm that then advises Parent with respect to Taxes. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts identified in the Working Capital Memorandum as being in dispute between Parent and the Stockholder Representative, (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Stockholder Representative or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Stockholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party. All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Parent, on the one hand, and the Escrow Participants, on the other hand, from the Stockholder Representative Fund. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Stockholder Representative; and
                    (C) For all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, based upon (1) all amounts agreed upon by Parent and the Stockholder Representative in respect of any disputed items or amounts, as set forth in the Working Capital Memorandum, and (2) all other amounts determined by the Independent Accounting Firm pursuant to clause (B) of this Section 1.7(b)(iii).

               (iv) During the period of time from and after the date of the delivery of the Actual Closing Net Working Capital Statement to the Stockholder Representative until the Final Adjusted Net Merger Consideration has been finally determined pursuant to and in accordance with this Section 1.7(b), Parent shall provide the Stockholder Representative and accountants and counsel retained by the Stockholder Representative (subject to the execution and delivery of a confidentiality agreement, in form and substance reasonably acceptable to Parent) with reasonable access during normal business hours to the working papers used by Parent (or accountants and counsel retained by it, and subject to the execution and delivery of a customary hold harmless or audit work paper access letter) to determine the Actual Closing Net Working Capital Statement and shall use its commercially reasonable efforts to respond to inquiries from the Stockholder Representative regarding the Actual Closing Net Working Capital Statement.
     1.8 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who demands and perfects such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, and following the Effective Time, Parent and the Surviving Corporation shall not, except with the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) reasonably incurs any other costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 7.4(a) hereof).
     1.9 Parent’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before the Paying Agent or the Surviving Corporation shall make any payments hereunder to Stockholders/former Stockholders and Optionholders/former Optionholders, the Stockholder Representative shall deliver to Parent and the Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder and Optionholder/former Optionholder entitled to distribution of Merger Consideration at such time and (ii) the amount of consideration to which each such Stockholder/former Stockholder and Optionholder/former Optionholder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with any supporting schedules and documentation (showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Paying Agent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent, the Paying Agent and the Surviving Corporation may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Paying Agent, directly to certain Stockholders on the Closing Date pursuant to Section 1.10(b) hereof and the Surviving Corporation as provided herein, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent (including indirectly through the Surviving Corporation) nor the Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders and Optionholders/former Optionholders of the Company in accordance with the instructions of the Stockholder Representative, provided, that there is no gross negligence, bad faith, or willful misconduct in connection with the distribution of such payments.
     1.10 Payment of Consideration; Surrender of Certificates.
          (a) Paying Agent. An institution selected by Parent prior to the Effective Time, and reasonably acceptable to the Stockholder Representative, shall serve as the paying agent (such institution, the “Paying Agent”) for the Merger, other than with respect to (i) any payments to be made directly by Parent to certain Stockholders on the Closing Date pursuant to Section 1.10(b) hereof and (ii) the Option Merger Consideration. The Surviving Corporation shall serve as the paying agent for the Option Merger Consideration, which shall be paid on the first administratively practicable payroll date after the Effective Time or the release of an amount thereof from the Escrow Fund or the Sales Tax Escrow Fund, as the case may be.
          (b) Parent to Provide Consideration. Subject to the provisions of Sections 5.13(c)(ii) and 7.3 hereof relating to escrow arrangements, promptly following the Effective Time, Parent shall make available in the form of immediately available funds to (i) the Paying Agent for exchange in accordance with this ARTICLE I the cash payable at the Effective Time to the

Stockholders pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Common Stock and (ii) the Surviving Corporation the Option Merger Consideration payable at the Effective Time to the Optionholders pursuant to Section 1.6(c); provided, however, that Parent shall (x) deposit into (A) the Escrow Fund the Merger Consideration that comprises the Escrow Amount out of the Merger Consideration pursuant to Section 1.6 hereof, (B) the Sales Tax Escrow Fund the Merger Consideration that comprises the Sales Tax Escrow Amount out of the Merger Consideration pursuant to Section 1.6 hereof, (C) the Stockholder Representative Fund the Merger Consideration that comprises the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) out of the Merger Consideration pursuant to Section 1.6 hereof and (D) the Closing Tax Escrow Fund the Merger Consideration that comprises the Closing Tax Amount out of the Merger Consideration pursuant to Section 1.6 hereof and (y) pay directly on the Closing Date, by wire transfer of immediately available funds, the cash payable at the Effective Time pursuant to Section 1.6 hereof to such Stockholders who have theretofore delivered to Parent a properly completed Letter of Transmittal (as defined below) and the related Company Stock Certificates and are entitled to receive in excess of $500,000 of cash at the Effective Time pursuant to Section 1.6 hereof. The Pro Rata Portion of the consideration comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund, the Pro Rata Portion of the consideration comprising the Sales Tax Escrow Amount shall be deemed to be contributed to the Sales Tax Escrow Fund, the Pro Rata Portion of the consideration comprising the Closing Tax Escrow Amount shall be deemed to be contributed to the Closing Tax Escrow Fund and the Pro Rata Portion of the consideration comprising the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) shall be deemed to be contributed to the Stockholder Representative Fund with respect to each such Escrow Participant.
          (c) Exchange Procedures. On or promptly following the Effective Time but in any event no later than three (3) Business Days after the Effective Time, Parent shall (or shall cause the Paying Agent to) mail a letter of transmittal in substantially the form attached hereto as Exhibit B (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Schedule. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Common Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation, and each of the Stockholders shall deliver a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.10(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor, cash to which such holder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund, the Pro Rata Portion of the Sales Tax Escrow Amount to be deposited into the Sales Tax Escrow Fund, the Pro Rata Portion of the Closing Tax Amount to be deposited into the Closing Tax Escrow Fund and the Pro Rata Portion of the Stockholder Representative Amount to be deposited into the Stockholder Representative Fund with respect to such Stockholder), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Common Stock (without interest) into which such shares of Company Common Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
          (d) Post-Closing Payment Based on Final Adjusted Net Merger Consideration. If the Final Adjusted Net Merger Consideration is less than the Estimated Adjusted Net Merger Consideration (such difference, the “Shortfall Amount”), as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.7 hereof (and in any event within five (5) Business Days thereafter), Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Fund and deliver to Parent an amount in cash equal to the Shortfall Amount (without regard to the Threshold Amount).
          (e) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.10 hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.10(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.10(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.10(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.11 No Further Ownership Rights in Company Common Stock. The cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of

Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.12 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to the Paying Agent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.12 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including, without limitation, for purposes of receiving the cash to which such Stockholder is entitled pursuant to Section 1.6 hereof.
     1.13 Payments at Closing. Promptly following the Closing, the Company or the Surviving Corporation shall pay all Third Party Expenses of the Company to the extent that they have not been paid at or prior to the Closing.
     1.14 Distribution of Cash.
     Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that all Cash of the Company as of immediately prior to the Closing shall belong to the Stockholders and not Parent, and that the Company shall distribute such Cash to the Stockholders on a pro rata basis at or prior to the Closing.
     1.15 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section and paragraph numbers, provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify other sections and paragraphs of the Disclosure Schedule to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), as follows (references to “Company” in this ARTICLE II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):
     2.1 Organization of the Company . The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its certificate of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 11,790,000 shares of Common Stock, of which 4,812,100 shares have been designated Class A Common Stock, of which 3,746,210 shares are issued and outstanding as of the date hereof, and 6,977,900 shares have been designated Class B Non-Voting Common Stock, of which 1,011,568 shares are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Schedule. The Company Common Stock is held by the persons with the addresses on record with the Company and in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options, have been issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, the Company has not suffered or incurred any material liability (contingent or otherwise) or claim relating to or arising out of the issuance or repurchase of any Company Common Stock or options or warrants to purchase Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). As of the date hereof, there are no declared and unpaid dividends with respect to any shares of Company Common Stock. The Company has no capital stock other than the Company Common Stock authorized, issued or outstanding. Except as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, the Company has no Company Common Stock that is unvested.
          (b) Except for the Plans or as set forth in Section 2.2(b)(i) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement, other than restricted stock and option agreements thereunder, providing for equity compensation to any person. The Company has reserved 3,500,000 shares of Company Common Stock under the 2000 Plan and 146,750 shares under the 1996 Plan for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 2,539,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options set forth in Section 2.2(b)(ii) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address on record with the Company of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code) or otherwise set forth in said Section 2.2(b)(ii) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set forth in Section 2.2(b)(iii) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b)(iv) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock.
     2.3 Subsidiaries. Section 2.3 of the Disclosure Schedule lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such Company Subsidiary, and the Company’s equity interest therein. Each Company Subsidiary is wholly owned by the Company. Neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except for the Company Subsidiaries and as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

     2.4 Authority.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the requisite approval of the Stockholders of this Agreement (the “Sufficient Stockholder Vote”), the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Certificate of Merger will not be effective until filed with and accepted by the Secretary of State of the State of Delaware.
     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in Section 2.15 hereof), or (iii) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth a list of Material Contracts pursuant to which consents, waivers and approvals of parties are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time; provided, however, that the foregoing representation shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party other than this Agreement. Except as set forth in Section 2.5(b) of the Disclosure Schedule, following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred; provided, however, that the foregoing representation shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party other than this Agreement. As of the date hereof, no other parties to any Material Contract listed on Section 2.5(b) of the Disclosure Schedule, conditioned its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract listed on Section 2.5(b) of the Disclosure Schedule.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2007 and 2008 (the “Year-End Financials”), and (ii) unaudited balance sheets as of September 30, 2008 and September 30, 2009 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the nine month periods then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the footnotes to the Year-End Financials or in Section 2.7 of the Disclosure Schedule, and that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). Except as set forth in Section 2.7 of the Disclosure Schedule, the Company has identified all material uncertain tax positions contained in all Returns of the Company or any Company Subsidiary, and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The Financials fairly present in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that does not exceed $25,000 in any one case or $100,000 in the aggregate. The aggregate amount of the Company’s indebtedness for borrowed money outstanding on the date hereof is $0.
     2.9 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities in all material respects and maintains proper and adequate internal accounting controls for a company of its size and scope which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iv) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (v) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Company’s Knowledge, (x) there are no “significant deficiencies” in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or “material weaknesses” in internal controls and (y) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes. Except as provided in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business, consistent with past practices, as conducted on the Balance Sheet Date;
          (b) amendments or changes to the Charter Documents of the Company;
          (c) material decrease in the Company’s annual contract value;
          (d) capital expenditure or commitment therefor by the Company exceeding $25,000 individually or $100,000 in the aggregate;
          (e) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than (i) payments, discharges or satisfactions of liabilities reflected or reserved against in the Current Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;

     (f) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
     (g) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
     (h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
     (i) adoption of or change in any material Tax (as defined in Section 2.11) election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
     (j) material revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
     (k) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
     (l) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, other than pursuant to the Company’s written plans and policies in effect as of the Balance Sheet Date and listed in Section 2.22(b)(1) of the Disclosure Schedule;
     (m) entry into a Material Contract or any termination, extension, amendment or modification of the terms of any Material Contract;
     (n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;

          (o) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices, in an amount not to exceed $10,000 in any one case or $25,000 in the aggregate;
          (p) incurrence by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (q) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (r) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or, to the Knowledge of the Company, other investigation against the Company or its affairs;
          (s) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or a Company Subsidiary of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (t) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of options under a Plan and issuances of Company Common Stock upon the exercise of options issued under the Plans;
          (u) (i) sale or license of any Company Intellectual Property to, or execution, modification or amendment of any agreement with respect to any Company Intellectual Property with, any person or entity, (ii) purchase or license of any third-party Intellectual Property Rights from, or execution, modification or amendment of any agreement with respect to any third-party Intellectual Property Rights with, any person or entity, (iii) agreement, or modification or amendment of an existing agreement, with respect to the development of any Content & Technology or Intellectual Property Rights, with a third party (other than custom research projects that involve less than $50,000), or (iv) material change in pricing or royalties set or charged by the Company to its licensees, or in pricing or royalties set or charged by persons who have licensed Content & Technology or Intellectual Property Rights to the Company;
          (v) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;

          (w) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (x) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (y) agreement by the Company to do any of the things described in the preceding clauses (a) through (x) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. duties and taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits. Except as set forth in Section 2.11(b) of the Disclosure Schedule:
               (i) Each of the Company and each Company Subsidiary has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, any Company Subsidiary or any of their respective operations and such Returns have been completed in accordance with applicable Law in all material respects and (b) timely paid all Taxes it is required to pay.
               (ii) Each of the Company and each Company Subsidiary has paid or withheld with respect to its respective Employees, Stockholders, creditors and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.

               (iii) Neither the Company nor any Company Subsidiary has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) To the Knowledge of the Company, no audit or other examination of any Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax authority to the Company, any Company Subsidiary or any representative thereof. No written claim has ever been made by a taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Returns.
               (v) As of the date of the Current Balance Sheet, neither the Company nor any Company Subsidiary had any Liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any Company Subsidiary has incurred any Liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices. Except for any Taxes required to be reflected on a Final Income Tax Return and any Transaction Taxes (each as defined in Section 5.13(c)) or as otherwise set forth in the definition of Closing Net Working Capital, any Liabilities for unpaid Taxes of the Company or any Company Subsidiary relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period”), including any such Taxes that are not yet due and payable and including the Transaction Payroll Taxes, will be included as Liabilities of the Company in the calculation of Closing Net Working Capital. For purposes of the foregoing, in the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company or any Company Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company or any Company Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company and each Company Subsidiary filed for all periods with respect to which the statute of limitations has not expired.

               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) Neither the Company nor any Company Subsidiary has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement, nor does the Company or any Company Subsidiary owe any amount pursuant to such agreement or arrangement, and (c) any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise.
               (ix) The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 897(c) of the Code.
               (x) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) Neither the Company nor any Company Subsidiary has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) Neither the Company nor any Company Subsidiary will be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any (a) change in method of accounting for any taxable period or portion thereof ending on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to Closing.
               (xiii) Each of the Company and each Company Subsidiary uses the accrual method of accounting for Tax purposes.
               (xiv) Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in such country.

               (xv) Each of the Company, any Company Subsidiary, and any predecessor to the Company or any Company Subsidiary has been an S corporation or a qualified subchapter S subsidiary for federal income tax purposes at all times since inception and in the states listed in Section 2.11(b)(xv) of the Disclosure Schedule, at all times since the dates noted therein as applicable, within the meaning of the Code and for state Tax law purposes of those jurisdictions listed in Section 2.11(b)(xv) of the Disclosure Schedule, and has filed all forms and taken all actions necessary to maintain such status in such jurisdictions. None of the Company, any Company Subsidiary, any predecessor to the Company or any Company Subsidiary, or any Stockholder has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation or qualified subchapter S subsidiary status prior to the Closing.
               (xvi) There are not now, nor have there ever been, any outstanding shares of restricted stock of the Company or any Company Subsidiary with respect to which elections pursuant to Section 83(b) of the Code have been filed.
               (xvii) None of the Company or any Company Subsidiary will be liable for any Tax under Section 1374 of the Code (or any comparable provision of applicable state law) in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election (as defined in Section 5.13(b) hereof). None of the Company or any Company Subsidiary has in the past 10 years, (1) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (2) acquired the stock of any corporation.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
          (d) 409A. Except as set forth in Section 2.11(d) of the Disclosure Schedule, each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Except as set forth in Section 2.11(d) of the Disclosure Schedule, each outstanding Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the final regulations issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.

     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule and other than this Agreement, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the information technology and supply chain research & advisory, consulting and events markets.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”) and each lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company or any Company Subsidiary is a party or by which it is bound, the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms except as such effectiveness may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies, and there is not, under any of such leases, any existing default by the Company or any Company Subsidiary, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, the other party thereto. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
          (b) The Leased Real Property is in good operating condition and repair (subject to normal wear and tear), and to the Company’s Knowledge, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and to the Knowledge of the Company, any such non-violation is not dependent on so-called non-conforming use exceptions. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (collectively, “Permitted Liens”) and except as set forth in Section 2.13(c) of the Disclosure Schedule.
          (d) All equipment owned or leased by the Company currently in use and necessary for the conduct of its business as presently conducted is in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Content & Technology” shall mean any or all of the following (A) research content and information offerings including, without limitation, research content and information offerings presented in the form of reports, briefings, updates and related tools, (B) other works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software or otherwise, architecture, documentation, designs, files, records, databases, and data, (C) inventions (whether or not patentable), discoveries, improvements, and technology, (D) proprietary and confidential information, trade secrets and know how, (E) databases, data compilations and collections and technical data, (F) domain names, web addresses and sites including, without limitation, client-specific portals, (G) tools, methods and processes including, without limitation, research methodologies, and (H) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind (collectively, the “Patents”), (B) copyrights, copyright registrations and copyright applications and “moral” rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Content & Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Content & Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

               (iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
               (v) “Shrink-Wrap Code” shall mean off-the-shelf commercially available software where available for a cost of not more than $50,000 in the aggregate for all users and workstations.
          (b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or any of the Company Intellectual Property owned by the Company.
          (c) Each item of Company Registered Intellectual Property Rights is (i) subsisting, and (ii) to the Knowledge of the Company, valid. All necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company following the date of this Agreement until one hundred (100) days following the Closing Date for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired any Registered Intellectual Property Rights or any other material Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) Following the Closing Date, the Surviving Corporation and/or Parent, will have, without additional payment of any kind to any third party, the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Closing Date; provided, however, that the representations made in this Section 2.14(d) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not.
          (e) Each item of Company Intellectual Property owned by the Company, and to the Knowledge of the Company, each item of Company Intellectual Property licensed to the Company, in each case, including all Company Registered Intellectual Property Rights listed in

Section 2.14(b) of the Disclosure Schedule, and all Content & Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens (other than Permitted Liens and those Liens set forth on Section 2.14(e) of the Disclosure Schedule). Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) Except as set forth in Section 2.14(f) of the Disclosure Schedule, to the extent that any Content & Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Content & Technology and associated Intellectual Property Rights by operation of law or by valid assignment.
          (g) Except as set forth in Section 2.14(g) of the Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Content & Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other person or (ii) in the five (5)-year period immediately preceding the Closing, permitted the Company’s rights in any Intellectual Property Rights that are or were Company Registered Intellectual Property Rights to enter into the public domain.
          (h) Except as set forth in Section 2.14(h) of the Disclosure Schedule, and except for the Content & Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(u) and Section 2.15(a)(xv) of the Disclosure Schedule and any Shrink-Wrap Code that is not incorporated into, combined with, or distributed in conjunction with any Company Products, all Content & Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) The Company Intellectual Property, together with Content & Technology and Intellectual Property Rights non-exclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Sections 2.14(u) and 2.15(a)(xv) of the Disclosure Schedule and the Shrink Wrap Code excluded from the Material Contracts in Section 2.15(a)(xv), constitutes all of the Content & Technology and Intellectual Property Rights used in or necessary to the conduct of, the business of the Company as it currently is conducted, including, without limitation, the design, development, use, branding, advertising, promotion, marketing, distribution and sale of any Company Product (including Company Products currently under development).

          (j) Except as set forth in Section 2.14(j) of the Disclosure Schedule, none of the contracts, licenses and agreements pursuant to which the Company licenses any Content & Technology or Intellectual Property Rights from a third party will terminate, or may be terminated by such third party, solely by the passage of time or at the election of a third party within one hundred twenty (120) days after the Closing Date.
          (k) Except as set forth in Section 2.14(k) of the Disclosure Schedule and any Shrink Wrap Code, no third party that has licensed any Content & Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Content & Technology or Intellectual Property Rights that have been licensed to the Company.
          (l) Except as set forth in Section 2.14(l) of the Disclosure Schedule, neither the Company Intellectual Property owned by the Company nor the operation of the business of the Company as it has been conducted or is currently conducted, including but not limited to the design, development, use, branding, advertising, promotion, marketing, distribution and sale of any Company Products of the Company (including Company Products under development): (i) infringes or misappropriates, or will infringe or misappropriate when conducted by Parent and/or the Surviving Corporation immediately following the Closing in the manner currently conducted by the Company, any Intellectual Property Rights of any other person, and (ii) violates any right of any other person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 2.14(l) of the Disclosure Schedule, the Company has not received written notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Content & Technology of the Company infringes or misappropriates any Intellectual Property Rights of any person, violates any rights of any person, or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any such infringement or misappropriation).
          (m) Except as set forth in Section 2.14(m) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation, the Company or any Company Subsidiary granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation, the Company or any Company Subsidiary, (ii) Parent, the Surviving Corporation or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 2.14(m) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not or by any actions taken by the Parent or the Surviving Corporation.

          (n) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (o) The Company has taken all reasonable steps that are necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company under an agreement requiring the Company to maintain such information as confidential. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form (as set forth in Exhibit C attached hereto), and, except as set forth in Section 2.14(o)(i) of the Disclosure Schedule, all current employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form. None of the individuals listed on Section 2.14(o)(ii) of the Disclosure Schedule possesses any confidential information or trade secrets of the Company other than in their capacity as a stockholder of the Company, and such confidential information or trade secrets possessed by such individuals do not include any information regarding the Company Intellectual Property, the Company’s clients or the Company’s employees that would enable such individuals to compete against Parent.
          (p) Except as set forth in Section 2.14(p) of the Disclosure Schedule, no Company Intellectual Property owned by the Company and no Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (q) No (i) Company Product, or (ii) material published or distributed by the Company includes or constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any applicable Laws.
          (r) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property purported to be owned by the Company and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted by or under the authority of the Company to any Governmental Entity with respect to any Company Product or Content & Technology, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business, consistent with past practices. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed conflicting services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing similar services for the Company.

          (s) The Company has not collected any personally identifiable information from any third parties except as described in Section 2.14(s) of the Disclosure Schedule. The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and to the Company’s privacy policies. True and correct copies of all applicable privacy policies are attached to Section 2.14(s) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.
          (t) Except as set forth in Section 2.14(t) of the Disclosure Schedule, the Company has not disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any software source code or related proprietary or confidential information or algorithms owned by or exclusively licensed to the Company.
          (u) Section 2.14(u) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company has incorporated into, combined with, or distributed or used in conjunction with any Company Products in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code to any third party, and identifies the license governing its use.
          (v) Section 2.14(v) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Content & Technology or Intellectual Property Rights.
     2.15 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor or salesperson, or consulting, services or sales agreement, contract, or commitment that is either (a) not terminable by the Company at will and without penalty, or (b) has a value in excess of $100,000;
               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $250,000 in the aggregate;
               (v) any agreement of indemnification or guaranty;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $250,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
               (viii) any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $250,000 in the aggregate;
               (x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any agreement providing a customer with refund rights;
               (xii) any dealer, distribution, marketing, development or joint venture agreement which requires payment in excess of $50,000 individually or $250,000 in the aggregate;
               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for use or distribution of any Company Product;
               (xiv) any other contracts and licenses pursuant to which the Company has granted rights to any third party in any Company Product that involves in excess of $50,000 individually;

               (xv) any contracts, licenses and agreements to which the Company is a party with respect to any Content & Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, but excluding (A) Shrink Wrap Code that is neither (1) incorporated into, or combined or distributed in conjunction with any Company Product, nor (2) used in connection with the development, support or maintenance of any Company Product, and (B) standard, end-user customer agreements entered in the ordinary course of business and not covered by Section 2.15(a)(xiv); or
               (xvi) any other agreement, contract or commitment that involves $50,000 individually and is not cancelable by the Company without penalty within ninety (90) days.
          (b) Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, the Company is in compliance in all material respects with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, each Material Contract is in full force and effect except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. There is no material dispute regarding any Material Contract, or the performance of any Material Contract, including with respect to payments to be made or received by the Company thereunder. Except as set forth in Section 2.15(b)(ii) of the Disclosure Schedule, no Material Contract will terminate, or may be terminated by the counterparty thereto, solely by the passage of time or at the election of such counterparty within one hundred twenty (120) days after the Closing. To the Knowledge of the Company, as of the date hereof, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
     2.16 Interested Party Transactions. Except as set forth in Section 2.16 of the Disclosure Schedule, no officer, director or, to the Knowledge of the Company, Stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (i) an interest in any entity which furnishes or sells or licenses, services, products, Content & Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. Except as set forth in Section 2.16 of the Disclosure Schedule, no Stockholder has any loans outstanding from the

Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employee Stockholders of the Company.
     2.17 Governmental Authorization. Except as set forth in Section 2.17 of the Disclosure Schedule, each material consent, license, permit, grant or other authorization of any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company by such Governmental Entity, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets.
     2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacity as such. Except as set forth in Section 2.18 of the Disclosure Schedule, to the Knowledge of the Company, there is no investigation, audit, or other proceeding pending or threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their capacity as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or, to the Knowledge of the Company, questioned the legal right of the Company to conduct its operations as presently conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing as of the date hereof, nor are there, to the Knowledge of the Company, any facts or circumstances existing as of the date hereof that would reasonably be expected to give rise to such an action, suit, claim or proceeding.
     2.19 Minute Books. Except as set forth in Section 2.19 of the Disclosure Schedule, the minutes of the Company made available to counsel for Parent contain materially complete and accurate records of all actions taken by the stockholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof).
     2.20 Environmental Matters. Except as set forth in Section 2.20 of the Disclosure Schedule, the Company: (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or to the Knowledge of the Company, exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of violations of Environmental Laws or activities of the Company, if any, related to Hazardous Materials; and (iv) has made available to Parent all records in the

Company’s possession concerning activities of the Company, if any, related to Hazardous Materials and all environmental audits and environmental assessments of any facility owned or leased by the Company. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned or leased by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (iii) “DOL” shall mean the United States Department of Labor.
               (iv) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
               (v) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (vii) “ERISA Affiliate” shall mean any Company Subsidiary or other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (viii) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               (ix) “IRS” shall mean the United States Internal Revenue Service.
               (x) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth for each employee of the Company, such employee’s name, hiring date, current annual salary, commissions, and bonus as of October 31, 2009, and accrued but unpaid vacation balances of each such employee as of September 30, 2009. To the Knowledge of the Company, as of the date hereof, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all persons that have a consulting or advisory relationship with the Company.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan within the past six (6) years, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan and, as of the date hereof, the Company does not have Knowledge of any material default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured medical plan that provides material benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA

Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other material retiree employee welfare benefits, except to the extent required by statute.
          (i) Effect of Transaction. Except as set forth in Section 2.22(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (j) Section 280G. The Company is a small business corporation (as defined in Section 1361(b) of the Code without regard to Section 1361(b)(a)(C) of the Code) and therefore satisfies the exemption from Section 280G pursuant to Section 280G(b)(5)(A)(i) with respect to payments as a result of the transactions contemplated by this Agreement.
          (k) Employment Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, or administrative matters pending or, to the Knowledge of the Company, threatened, against the Company or any of its Employees relating to any Employee, nor to the Knowledge of the Company, any audits or investigations pending or threatened against the Company or any of its Employees relating to any Employee. There are no pending or, to the Knowledge of the Company, threatened, claims or actions against the Company or any Company trustee under any worker’s compensation policy. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or

Governmental Entity with respect to employment practices. Except as set forth in Section 2.22(k)(1) of the Disclosure Schedule, the services provided by the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(k)(2) of the Disclosure Schedule lists all material liabilities of the Company to any Employee, that result from the termination by the Company or any Company Subsidiary of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
          (l) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees, nor have there been any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, or administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, any audits or investigations pending or threatened against the Company, relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (m) WARN Act. The Company and any ERISA Affiliate have complied in all material respects with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar Laws including applicable provisions of state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.
          (n) No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. None of the execution nor delivery of this Agreement, the carrying on of the Company’s business as presently conducted or any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound. For the purposes of this Section 2.22(n), Knowledge of the Company shall mean the actual knowledge of the individuals listed in the definition of Knowledge without any inquiry.
          (o) International Employee Plan. Except as set forth in Section 2.22(o) of the Disclosure Schedule, each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.
     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has Knowledge will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since December 31, 2000 and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws. Except as set forth in Section 2.24 of the Disclosure Schedule, the Company has complied in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any Laws.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.

     2.26 Information Supplied. None of the information supplied in writing by the Company for inclusion or incorporation by reference in the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders, and at all times during which stockholder consents are solicited in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that for the avoidance of doubt, the foregoing representation shall not apply to any information supplied by Parent for inclusion in the Soliciting Materials.
     2.27 Complete Copies of Materials. The Company has delivered or made available to Parent true and complete copies of each Material Contract and Lease Agreement that exists as of the date of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under Delaware Law. Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no further action is required on the part of Parent or Sub to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. No vote or other action of the stockholders of Parent is required by applicable Law, Parent’s certificate of incorporation or bylaws, or otherwise in order for Parent and Sub to consummate the transactions contemplated hereby.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     3.4 No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate of incorporation, bylaws, or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Capital Resources; Solvency. Parent has sufficient capital resources available to it to pay the Merger Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     3.6 Interim Operations of Sub.
          (a) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. Except for matters expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(f) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company consistent with past practice, to use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable law, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement:
          (a) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;
          (b) incur any expenditures or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate or any commitment or transaction of the type described in Section 2.10 hereof (other than in the ordinary course of business consistent with past practice);
          (c) pay, discharge, waive or satisfy, any indebtedness for borrowed money;
          (d) except in the ordinary course of business consistent with past practice, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $50,000 in any one case, or $200,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
          (e) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (f) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;
          (g) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock (or options, warrants or other rights exercisable therefor);
          (i) except as set forth in Section 4.1(i) of the Disclosure Schedule, increase the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements, plans and policies outstanding on the date hereof and disclosed in the Disclosure Schedule;
          (j) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;
          (k) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
          (l) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;
          (m) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company involving an amount in dispute greater than $50,000;
          (o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Common Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for (i) the issuance of Company

Common Stock pursuant to the exercise of outstanding Company Options and (ii) the issuance of Company Options to new employees as set forth in Section 4.1(o) of the Disclosure Schedule;
          (p) (i) except standard end user licenses or other customer agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property Rights of any person or entity, (ii) except in the ordinary course of business, consistent with past practice, purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Content & Technology or Intellectual Property Rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;
          (q) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;
          (r) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
          (s) except as set forth in Section 4.1(s) to the Disclosure Schedule, amend or otherwise modify (or agree to do so) any of the Material Contracts;
          (t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (u) adopt or amend any Company Employee Plan except as contemplated by this Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except for (i) amendments required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, (ii) payments contemplated in this Agreement, and (iii) payments made pursuant to written agreements, plans and policies outstanding on the date hereof and disclosed in Section 4.1(u) of the Disclosure Schedule;
          (v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

          (w) except as set forth in Section 4.1(w) of the Disclosure Schedule, hire, promote, demote or terminate any Employees, or knowingly encourage any Employees to resign from the Company;
          (x) except in cooperation with Parent or in substantial compliance with guidelines provided by Parent, make any representations or issue any communications (including electronic communications) to Employees regarding any benefits of the transactions contemplated by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;
          (y) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (z) cancel, amend or renew any insurance policy; or
          (aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(z) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect in any material respect.
Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 4.1, or that is disclosed in Section 4.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in ARTICLE II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty for all purposes of this Agreement.
     4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not, and the Company shall not authorize any of its officers, directors, employees, stockholders, agents, representatives or affiliates to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, seek, entertain, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Common Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (other than the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options), (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Common Stock or assets of the Company, other than sales of Company Products in the ordinary course of business consistent with past practice or pursuant to the exercise of outstanding

Company Options, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) subject to any pre-existing confidentiality obligations enforceable against the Company, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific material terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. If the Company is prohibited from disclosing any information pursuant to this Agreement as a result of pre-existing confidentiality obligations, the Company shall endeavor in good faith to disclose the maximum amount of information possible to Parent without violating the terms of such pre-existing confidentiality obligations. Notwithstanding anything to the contrary contained herein, at any time prior to receipt of the Sufficient Stockholder Vote, if the Company receives a bona fide written proposal regarding the acquisition of all or any material portion of the Company or the Company Common Stock, whether by merger, purchase of assets, tender offer, license or otherwise, that was unsolicited and did not otherwise result from a breach of this Section 4.2, the Company may furnish non-public information with respect to the Company to the Person who made such proposal and may participate in discussions regarding such proposal if (x) the Board of Directors of the Company determines in good faith, after receiving advice from outside legal counsel, that failure to do so would constitute a violation of the fiduciary duties of the Company Board to the Stockholders under applicable law and (y) the Company Board determines that such proposal is reasonably likely to lead to a Superior Proposal. For purposes hereof, “Superior Proposal” shall mean a third-party acquisition as described in the preceding sentence which the Company Board determines in its good faith judgment (after receiving advice from its financial advisor and taking into account all of the terms and conditions of such proposal) to be more favorable to the Stockholders from a financial point of view than the Merger. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:
(a)	Craig Safian Telephone: (203) 316-6543 Facsimile: (866) 406-8626 E-mail address: craig.safian@gartner.com

(b)	Lewis G. Schwartz Telephone: (203) 316-6311 Facsimile: (203) 316-6245 E-mail address: lew.schwartz@gartner.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the Sufficient Stockholder Vote pursuant to a written stockholder consent in accordance with Delaware Law and the Charter Documents of the Company. In connection with such written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Common Stock to this Agreement and the Merger, (ii) include a summary and/or copy of this Agreement, and (iii) include a statement that appraisal rights are available for the Company Common Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders.
          (b) Promptly following receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of Delaware Law and the Company’s Charter Documents (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders of the Company and that appraisal rights are available for their Company Common Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give

Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.
     5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent (subject, in the case of clauses (i) and (ii), to restrictions imposed by applicable law and pre-existing confidentiality obligations enforceable against the Company). The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. All requests for access or other information pursuant to this Section 5.2 shall be submitted or directed by Parent exclusively to the Chief Executive Officer or Chief Operating Officer of the Company. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of September 17, 2009 (the “Confidential Disclosure Agreement”). In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent’s common stock in violation of applicable insider trading laws.
     5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred, or to be incurred, by the Company at least five (5) Business Days prior to the Closing Date in form reasonably satisfactory to Parent. Two (2) Business Days prior to the Closing Date, the Company will deliver an updated statement of Third Party Expenses incurred, or to be incurred, by the Company (the “Closing Date Third Party Expense Statement”). The Closing Date Third Party Expense Statement shall be in form reasonably satisfactory to Parent and shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Closing Date Third Party Expense Statement shall be deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxvii) and paid on the Closing Date. The amount of any Third Party Expenses of the Company that are not reflected on the Closing Date Third Party Expense Statement (“Excess Third Party Expenses”), shall be subject to the indemnification provisions of ARTICLE VII hereof and shall not be limited by the Threshold Amount (as defined in Section 7.4(a) hereof).
     5.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions and the Company’s Stockholders in connection with the Soliciting Materials, the Stockholder Notice, and the satisfaction of any conditions set forth in ARTICLE VI) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party (which consent shall not be unreasonably withheld), except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the New York Stock Exchange or any other securities exchange on which shares of Parent common stock may be listed. In the event that Parent is required by applicable securities laws or the rules of the New York Stock Exchange or any other securities exchange to make any such statement or communication prior to the Effective Time, Parent shall use commercially reasonable efforts to notify the Company and the Stockholder Representative prior to such disclosure.
     5.6 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, and the Company agrees to such condition in its sole discretion, then the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Notification of Certain Matters. Each of the Company on the one hand, and Parent, on the other hand, shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.8 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.9 Additional Documents and Further Assurances; Reasonable Efforts.
          (a) Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.10 New Employment Arrangements.
          (a) Parent or the Surviving Corporation will offer all Employees “at-will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management (provided that the total target cash compensation of each Employee shall not be less than such Employee’s total target cash compensation with the Company), (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, and (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date. As a condition of employment, Employees will be required to sign Parent’s standard form of Agreement Concerning Terms and Conditions of Employment in substantially the form attached hereto as Exhibit D, including a non-competition covenant in favor of Parent for a period of one (1) year following termination of such employee.
          (b) Following the Effective Time, each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date (a “Continuing Employee”) shall become eligible to participate, upon the same terms and conditions, in the various employee benefit plans which Parent or its affiliates maintain for their similarly situated employees, provided that Parent may maintain one or more Company Employee Plans for a transition period following the Closing Date in satisfaction of its obligations under this Section 5.10(b). Each Continuing Employee shall receive credit for all periods of employment with the Company or any Company Subsidiary prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any Parent employee benefit plan in which such employee participates after the Effective Time, to the same extent and for the same purposes as such service was recognized under any analogous Company Employee Plan in effect immediately prior to the Effective Time, except where doing so would result in duplication of benefits. Parent shall use commercially reasonable efforts to (i) waive all pre-existing condition exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any medical plans in which such employees participate after the Effective Time and (ii) credit Continuing Employees and their eligible dependents with credit for any co-payments or deductibles made under Company Employee Plans for the year in which the Closing occurs under comparable medical, dental and vision plans of Parent for the purpose of satisfying applicable deductible, out-of-pocket or similar requirements under such Parent plans.
          (c) Parent shall, or shall cause the Surviving Corporation to, honor the company severance policy until the first anniversary of the Effective Time in accordance with the terms listed on Schedule 5.10(c) hereto. Parent shall, or shall cause the Surviving Corporation to, honor the Company 2009 bonus and commission plans listed on Schedule 5.10(c) hereto in accordance with their terms, and shall pay to each Continuing Employee as of February 28, 2010, the aggregate amount of such Continuing Employee’s target bonus (or if greater, actual bonus) under such plans. For a period of six (6) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain the total target cash compensation of each Continuing Employee at a level at least equal to the total target cash compensation of such Continuing Employee as of immediately prior to the Effective Time. Furthermore, nothing contained in this Section 5.10 shall require or imply that the employment of Continuing Employees will continue for any particular period of time following the Effective Time. This Section 5.10 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any third-party beneficiary hereunder, or be interpreted as an amendment to any plan of Parent or any subsidiary of Parent. Nothing in this section shall result in duplication of benefits provided to Continuing Employees.
     5.11 Termination of 401(k) Plan. If requested in writing by Parent no later than three (3) days prior to the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”). The Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent. Parent shall make arrangements to allow Continuing Employees to rollover their distributions from the Company 401(k) Plan, including in-kind distribution of participant loans, to the 401(k) plan of Parent, if Parent elects to terminate the Company 401(k) Plan and only to the extent doing so will not adversely affect the tax-qualified status or ERISA compliance of the Parent 401(k) Plan.
     5.12 Officers’ and Directors’ Indemnification.
          (a) Each of Parent and Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries (each, a “Company Indemnitee”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors.
          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (c) The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.12 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12 and shall be entitled to enforce the covenants contained herein).
     5.13 Tax Matters.
          (a) Subchapter S Status. Neither the Company, any Company Subsidiary nor any Stockholder has taken or will take, or has omitted or will omit to take, any action, or knows of any fact or circumstances, which action, omission, fact or circumstance could result at any time prior to the Effective Time in the loss by the Company or any Company Subsidiary of its status as an S corporation or a qualified subchapter S subsidiary for Federal income tax purposes or in the states listed on Section 2.11(b)(xv) of the Disclosure Schedule, as applicable, within the meaning of the Code (or any comparable state law of those jurisdictions listed on Section 2.11(b)(xv) of the Disclosure Schedule). The Company has elected or will elect to be taxed as an S corporation, and each Company Subsidiary has elected or will elect to be treated as a qualified subchapter S subsidiary (or the Company has elected or will elect such status with respect to such Company Subsidiary) for state Tax law purposes in any and all states in which such elections are available and Parent and the Company have jointly agreed that the Company has income tax nexus in such state. Any disputes with respect to the matters set forth in the preceding sentence shall be resolved by the Independent Accounting Firm at least ten (10) days prior to the Closing Date. The costs of the Independent Accounting Firm shall be shared equally between Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Independent Accounting Firm with respect to the disputed items shall be conclusive and binding on Parent and the Stockholders. Subject to the provisions regarding indemnification set forth in ARTICLE VII to the extent not expressly inconsistent with this Section 5.13 and limited to the amounts held in the Escrow Fund, the Escrow Participants shall hold Parent, the Company and each Company Subsidiary harmless against any Losses, including the loss of any Tax benefit that would have been generated, utilized or recognized in any taxable period ending after the Closing Date as a result of the Section 338(h)(10) Election (as defined below), resulting from the failure of the Company or any Company Subsidiary to qualify as an S corporation or a qualified subchapter S subsidiary, as applicable, within the meaning of the Code (or any comparable state law) at all times through the Effective Time.
          (b) Section 338(h)(10) Election.
               (i) The Stockholders and Parent shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Election”) with respect to Parent’s purchase of the Company Common Stock pursuant to the Merger.
               (ii) To facilitate the Section 338(h)(10) Election, Parent shall deliver to the Stockholders promptly following the date of this Agreement and at least ten (10) days prior to the Closing Date, copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”) properly completed to the extent pertaining to Parent and the transactions contemplated by this Agreement. The Forms shall be properly completed by the Stockholders to the extent pertaining to the Stockholders and duly executed by each Stockholder and an authorized person for Parent at the Closing. Parent shall duly and timely file the Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.
               (iii) As soon as practicable after the Closing Date and in any event within 90 days following the Closing Date, Parent and the Stockholder Representative shall jointly complete Internal Revenue Service Form 8883. Such Form 8883 shall include the calculation and proposed allocation of the “aggregate deemed sales price” and shall be prepared in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder. Parent and the Stockholder Representative shall negotiate in good faith with respect to completion of such Internal Revenue Service Form 8883 and attempt to resolve any differences between the parties. If Parent and the Stockholder Representative are unable to reach agreement with respect to such Form 8883 within 150 days following the Closing Date, any disputed items shall be referred for timely resolution by the Independent Accounting Firm. The costs of the Independent Accounting Firm shall be shared equally between Parent, on the one hand, and the Stockholders, on the other hand, from the Stockholder Representative Fund. The determination of the Independent Accounting Firm with respect to the disputed items shall be conclusive and binding on Parent and the Stockholders. The Form 8883, including all information that has been agreed to or finally determined by the Independent Accounting Firm pursuant to this Section 5.13(b)(iii), shall be referred to as the “Final Allocation.” Each of Parent, the Company and the Stockholders shall prepare and timely file all Returns consistent with, and shall not take any Tax position inconsistent with, the Final Allocation.
          (c) Responsibility for Taxes and Tax Returns.
               (i) The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Returns for the Company and/or any Company Subsidiary required to be filed on or after the date hereof and on or prior to the Closing Date, and shall timely pay all Taxes reflected on such Returns. The Stockholder Representative shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all income tax Returns for the Company and/or any Company Subsidiary for all Tax periods ending on or prior to the Closing Date (each a “Final Income Tax Return”), whether required to be filed prior to, on or after the Closing Date, and in accordance with Section 5.13(c)(ii), shall timely pay, or cause the timely payment of, all Taxes reflected on such Returns. Such Returns shall be prepared in accordance with applicable law and consistent with past practices. The Company or the Stockholder Representative, as applicable, shall permit Parent to review each such Return during a reasonable period prior to filing and shall consider in good faith Parent’s reasonable comments. Except as set forth in this Section 5.13(c)(i), Parent shall prepare and file, or cause to be prepared and filed, all Returns for the Company and/or any Company Subsidiary required to be filed after the Closing Date. However, to the extent such Returns include a Straddle Period, Parent shall permit the Stockholder Representative to review each such Return during a reasonable period prior to filing and shall consider in good faith the Stockholder Representative’s reasonable comments. Any disputed items with respect to the preparation of Returns shall be referred for timely resolution by the Independent Accounting Firm. The costs of the Independent Accounting Firm shall be shared equally between Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Independent Accounting Firm with respect to the disputed items shall be conclusive and binding on Parent and the Stockholders. If a Return is required by applicable Law to be filed or a payment made before the Independent Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be obtained to the extent necessary to permit the resolution of disputed items), the Return shall be filed or payment made as determined by the party responsible for the preparation of such Return pursuant to this Agreement, and shall be amended if necessary to reflect the determination of the Independent Accounting Firm with respect to the disputed items.

               (ii) Notwithstanding anything to the contrary in this Agreement, the Stockholders shall be solely responsible for and in accordance with this Section 5.13(c)(ii), shall timely pay, or cause the timely payment of, any and all Taxes, whether under applicable U.S. federal, state, local or non-U.S. law, imposed on the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement, including Taxes resulting from the Section 338(h)(10) Election (the “Section 338(h)(10) Taxes”), and including any sales, use, transfer, value added, stamp, stock transfer, documentary, recordation or similar Taxes and fees (collectively with the Section 338(h)(10) Taxes, the “Transaction Taxes”). Parent and the Company will cooperate in good faith to mutually agree prior to Closing on an estimate of the aggregate amount (without duplication) of any Taxes required to be reflected on any Final Income Tax Return and any Transaction Taxes (such estimate, the “Closing Tax Amount”). The Closing Tax Amount shall be deposited with the Escrow Agent in an escrow fund separate and apart from the Escrow Fund and the Sales Tax Escrow Fund (the “Closing Tax Escrow Fund”), and shall be disbursed as directed by Parent and the Stockholder Representative for the payment (without duplication) of any Taxes required to be reflected on any Final Income Tax Return and any Transaction Taxes, in each case promptly after the actual amount of such Taxes or Transaction Taxes is determined in connection with the filing of the relevant Tax Return in accordance with Section 5.13(c)(i) hereof. To the fullest extent possible, such disbursement shall be made directly to the appropriate taxing authority, and otherwise to the party required by law to pay (without duplication) such Taxes or Transaction Taxes. Any amounts remaining in the Closing Tax Escrow Fund after the payment (without duplication) of all such Taxes and Transaction Taxes shall be delivered and paid over (as reduced by all applicable income and employment tax withholdings) in the form of immediately available funds to the Stockholder Representative for the benefit of the Escrow Participants within four (4) Business Days after the last of such payments. To the extent that the amounts in the Closing Tax Escrow Fund are insufficient to fully pay (without duplication) all such Taxes and Transaction Taxes, additional amounts shall be disbursed as directed by Parent and the Stockholder Representative from the Escrow Fund. Any disputes regarding the Closing Tax Amount or the amount of any disbursement from the Closing Tax Escrow Fund or the Escrow Fund pursuant to this Section 5.13(c)(ii) shall be resolved by the Independent Accounting Firm in accordance in all material respects with the terms and conditions of Section 1.7(b)(iii)(B). If a Return is required by applicable Law to be filed or a payment made before the Independent Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be obtained to the extent necessary to permit the resolution of disputed items), the Return shall be filed or payment made as determined by the party responsible for the preparation of such Return pursuant to this Agreement, and shall be amended if necessary to reflect the determination of the Independent Accounting Firm with respect to the disputed items. For the avoidance of doubt, the Stockholders shall be solely responsible for any Taxes of the Stockholders for any Tax period or portion thereof.
               (iii) None of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall file any new Returns or amend any previously filed Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period without the prior written consent of the Stockholder Representative, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Parent, the Company, the Surviving Corporation and any of their Subsidiaries may amend any such Returns (x) in accordance with the last sentence of

Section 5.13(c)(i) or (y) except as set forth in Section 5.13(c)(iv) below, with respect to sales, use, value added, goods and services, transfer and other similar Taxes of the Company or any of its Subsidiaries relating or attributable to any Pre-Closing Tax Period (the “Pre-Closing Sales Taxes”) as necessary in Parent’s reasonable judgment to comply with applicable Law.
               (iv) Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that prior to the Effective Time, the Company shall (subject to the Parent’s joint control rights), undertake to resolve any liability with respect to Pre-Closing Sales Taxes in the states set forth on Schedule 5.13(c)(iv) (the “VDA States”), by making voluntary disclosures to the appropriate taxing authorities and filing amended Returns. The Company (and following the Effective Time, the Stockholder Representative) and Parent, shall jointly control any and all actions with respect to such Pre-Closing Sales Taxes in the VDA States, including the selection of outside advisors, the preparation or presentation of any oral or written communication or submission, the filing of any closing or settlement agreement or amended Return, with any dispute over the foregoing resolved by the Independent Accounting Firm. All out-of-pocket costs and expenses of undertaking such actions, including reasonable accounting and auditors’ fees and expenses of the Company and Parent, shall constitute Losses for purposes of this Agreement and shall be paid first from the Sales Tax Escrow Fund and then from the Escrow Fund in accordance with Section 7.4(b) hereof.
               (v) Parent and the Stockholder Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns with respect to the Company, any Company Subsidiary or their respective operations, and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company, any Company Subsidiary or their respective operations. Such cooperation shall include taking all commercially reasonable and legally permissible actions to minimize the amount of any applicable Tax, including by obtaining and providing appropriate forms, and the retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder,
          (d) Refunds and Credits. Except to the extent included as an asset in the calculation of Actual Closing Net Working Capital, any Tax refunds or credits for overpayment that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Company, or the Surviving Corporation or any of their Subsidiaries that relate to any Pre-Closing Tax Period or portions of a Straddle Period ending on the Closing Date, using the conventions of Section 2.11(b)(v), shall be for the account of the Stockholders, and Parent will, and will cause the Surviving Corporation or any of their affiliates to, deliver and pay over, in the form of immediately available funds, to the Stockholder Representative for the benefit of the Stockholders any such refund or the amount of any such credit within four (4) Business Days after receipt. For purposes of this Section 5.13(d), the parties agree that to the extent permitted by Law, any Transaction Deductions shall be reported on the Final Income Tax Returns of the Company. All other refunds and credits shall be for the account of the Surviving Corporation, Parent or their respective Subsidiaries, as applicable. “Transaction Deductions” shall mean the sum of all items of deduction, credits or loss attributable to (A) any payment of Option Merger Consideration, (B) the repayment of any Company Debt at Closing or as contemplated by this Agreement, (C) any bonuses paid by the Company or Company Subsidiaries on the Closing Date and paid in connection with the transactions contemplated by this Agreement, (D) payments in respect of any restricted shares of the Company at the Closing, or as contemplated by this Agreement, and (E) payments in respect of the Third Party Expenses of the Company as contemplated by this Agreement, but only to the extent the items in clauses (A) through (E) are deductible for U.S. federal income tax purposes.
          (e) Post-Closing Audits and Other Proceedings.
               (i) If notice of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes or any Return of the Company or any Company Subsidiary (a “Tax Contest”) shall be received by any party for which another party would or could be liable, the notified party shall notify such other party in writing of such Tax Contest.
               (ii) In the case of any Tax Contest concerning Taxes (other than Pre-Closing Sales Taxes) that are a direct or indirect liability of the Stockholders, the Stockholder Representative shall have the right, at his own expense and using the counsel and representatives of his choice, to represent the interests of the Company and/or any Company Subsidiary in such Tax Contest and control the conduct and resolution of such Tax Contest; provided that Parent shall have the right to participate at its own expense in any proceeding, or portion thereof, relating to the Company or any Company Subsidiary that the Stockholder Representative controls; and provided further that the Stockholder Representative shall not settle or compromise any such Tax Contest in a manner that reasonably would be expected to adversely affect Parent, the Company, or the Surviving Corporation or any of their Subsidiaries in any Tax period or portion thereof beginning after the Closing Date without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and the Company shall execute appropriate powers of attorney so as to allow the Stockholder Representative to control any such Tax Contest as described above.
          (f) Purchase Price Adjustment. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all purposes as an adjustment to the Final Adjusted Net Merger Consideration unless otherwise required by Law.
          (g) Survival; Conflicts. Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 5.13 (and any claim for breach thereof) shall terminate on the Extended Survival Date, with the exception of the obligations set forth in Sections 5.13(c)(v) and 5.13(e) which shall remain in force until the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof). To the extent of any conflict between this Section 5.13 and any other provision of this Agreement, this Section 5.13 shall govern; provided, however, that the obligations set forth in this Section 5.13 shall be subject to the provisions regarding indemnification set forth in ARTICLE VII hereof to the extent not expressly inconsistent with this Section 5.13.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement.
     6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

          (b) Governmental Approval. Approvals from any Governmental Entity, instrumentality, agency, or commission (if any) necessary for the consummation of the Merger and the other transactions contemplated hereby shall have been timely obtained.
          (c) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract that are listed on Schedule 6.2(d) to this Agreement, each in such form and substance that is reasonably acceptable to Parent.
          (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.
          (f) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit E.
          (h) Appraisal Rights. The holders of no greater than five percent (5%) of the outstanding Company Common Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to such equity securities of the Company by virtue of the Merger, or the Company shall have provided to Parent other reasonable evidence of the waiver or extinguishment of such rights.
          (i) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in Section 6.2(a) and 6.2(e) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (j) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement was approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement.
          (k) Certificates of Good Standing. Parent shall have received (i) a long form certificate of good standing from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (l) Stockholder Forms 8023. Parent shall have received the Forms, properly completed and duly executed by each Stockholder.
          (m) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.
          (n) S-Corporation Elections. The Company shall have elected in accordance with Section 5.13(a) to be taxed as an S corporation, and each Company Subsidiary shall have elected to be treated as a qualified subchapter S subsidiary (or the Company shall have elected such status with respect to such Company Subsidiary) for state Tax law purposes in any and all states in which such elections are available and Parent and the Company have jointly agreed under Section 5.13 that the Company has income tax nexus in such state.
          (o) Termination of 401(k) Plan. If so requested in writing by Parent, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
          (p) Litigation. There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (q) Annualized Contract Value. Parent shall have received evidence from the Company of annualized contract value as of September 30, 2009 of $33,600,000 and as of October 31, 2009 of $34,200,000 as measured on an internal management basis.
          (r) Stockholder Non-Competition Agreements. The Stockholder listed on Schedule 6.2(r)(1) to this Agreement (the “Controlling Stockholder”) shall have entered into a non-competition agreement with Parent in substantially the form attached hereto as Exhibit F-1 (the “Controlling Stockholder Non-Competition Agreement”) and such agreement shall be in full force and effect as of the Effective Time. Each of the Stockholders listed on Schedule 6.2(r)(2) to this Agreement (the “Key Stockholders”) shall have entered into a non-competition agreement with Parent in substantially the form attached hereto as Exhibit F-2 (the “Key Stockholder Non-Competition Agreement”) and such agreements shall be in full force and effect as of the Effective Time.
          (s) Employees. The persons listed on Schedule 6.2(s)(1) to this Agreement (the “Key Employees”) (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation and Parent’s standard form of Agreement Concerning Terms and Conditions of Employment on or prior to the Effective Time and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have formally notified Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time. At least the specified percentage of the Employees of the Company listed on Schedule 6.2(s)(2) to this Agreement (the “Tier 1 Employees”) (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation and Parent’s standard form of Agreement Concerning Terms and Conditions of Employment on or prior to the Effective Time and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have formally notified Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time. At least the specified percentage of the Employees of the Company listed on Schedule 6.2(s)(3) to this Agreement (the “Tier 2 Employees”) (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation and Parent’s standard form of Agreement Concerning Terms and Conditions of Employment on or prior to the Effective Time and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have formally notified Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time. At least the specified percentage of the Employees of the Company listed on Schedule 6.2(s)(4) to this Agreement (the “Tier 3 Employees”) (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation and Parent’s standard form of Agreement Concerning Terms and Conditions of Employment on or prior to the Effective Time and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have formally notified Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.
     6.3 Conditions to Obligations of the Company. The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 6.3 hereof have been satisfied.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall terminate on the one (1) year anniversary of the Closing Date (the expiration of such one-year period, the “Survival Date”), provided, however, that the representations and warranties of the Company contained in Sections 2.2 and 2.11 hereof shall terminate on the second anniversary of the Closing Date (the “Extended Survival Date”); provided further, however, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date or the Extended Survival Date, as applicable, an Officer’s Certificate (as defined in Section 7.4(b)) is delivered alleging Losses and a claim for recovery under Section 7.4(b), then the claim asserted in such notice shall survive the Survival Date or the Extended Survival Date, as applicable, until such claim is fully and finally resolved. The representations and warranties of Parent and the Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing; provided, however, that the representations and warranties of Parent and the Sub contained in Section 3.2 hereof shall terminate on the Survival Date. Notwithstanding anything to the contrary herein, the Stockholder Representative shall have the right to pursue on behalf of the Escrow Participants any remedy available at law or in equity for a breach of any covenant of Parent or the Sub set forth in this Agreement.
     7.2 Indemnification.  The Escrow Participants shall, severally and not jointly, indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense but excluding consequential, exemplary and punitive damages and any multiple of damages (unless Parent has paid, or is obligated to pay, such damages in connection with a Third Party Claim) (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, (b) any failure by the Company or the Escrow Participants to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, (c) any Excess Third Party Expenses, (d) any Dissenting Share Payments, (e) any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt used to calculate the Final Adjusted Net Merger Consideration (“Excess Company Debt”), or (f) any Shortfall Amount. The Escrow Participants shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party under this Section 7.2.
     7.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount and the Sales Tax Escrow Amount out of the Merger Consideration pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of each of the Escrow Amount and the Sales Tax Escrow Amount shall constitute an escrow fund (respectively, the “Escrow Fund” and the “Sales Tax Escrow Fund”) to be governed by the terms set forth herein. The cash comprising the Escrow Fund and the Sales Tax Escrow Fund shall be deposited by Parent with respect to each Escrow Participant without any act by them, in accordance with their respective Pro Rata Portions of the Escrow Amount and the Sales Tax Escrow Amount. The Escrow Fund shall be security for the indemnity obligations provided for in Section 7.2 hereof. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII. The Sales Tax Escrow Fund shall be additional security and available to compensate the Indemnified Parties for any claim by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII solely with respect to any Pre-Closing Sales Taxes in the VDA States. Interests in the Escrow Fund and the Sales Tax Escrow Fund shall be non-transferable. On or before the Closing Date, the Company shall provide Parent with the maximum potential amounts payable to the Escrow Participants from the Escrow Fund, the Closing Tax Escrow Fund and the Sales Tax Escrow Fund.
          (b) Stockholder Representative Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) out of the Merger Consideration pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) shall constitute an escrow fund (the “Stockholder Representative Fund”) to be governed by the terms set forth herein. The cash comprising the Stockholder Representative Fund shall be deposited by Parent for the Escrow Participants, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 hereof such cash (less all applicable income and employment Tax withholdings) in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount and then as having deposited such cash (less all applicable income and employment Tax withholdings) into the Stockholder Representative Fund. The Stockholder Representative Fund shall be held in an account to reimburse the Stockholder Representative for out-of-pocket fees and expenses and to pay other obligations to or of the Stockholder Representative in connection with Section 7.4(g) and Section 7.5 hereof, or shall (to the extent not previously distributed to the Stockholder Representative as provided for or subject to a claim by the Stockholder Representative) be distributed to the Escrow Participants at such time, and in such manner, as the Stockholder Representative directs, consistent with the last sentence of Section 7.3(e)(ii) hereof. Interests in the Stockholder Representative Fund shall be non-transferable.
          (c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall automatically terminate at 11:59 p.m. (ET) on the Extended Survival Date (the “Escrow Period”). Subject to the following requirements, the Sales Tax Escrow Fund shall be in existence immediately following the Effective Time and shall automatically terminate at 11:59 p.m. (ET) on the earlier of (x) the latest date on which final and binding written closing agreements have been entered into with the Tax authorities in the VDA States with respect to Pre-Closing Sales Taxes and all payments pursuant to such agreements have been rendered (the “VDA Date”) and (y) the Extended Survival Date (the “Sales Tax Escrow Period”). Promptly following the Survival Date (and in any event within two (2) Business Days thereafter), the Escrow Agent shall distribute to the Escrow Participants in accordance with their respective Pro Rata Portions, an aggregate amount equal to (i) fifty percent (50%) of the Escrow Amount minus (ii) the sum of (A) any amounts paid by the Escrow Agent to Parent from the Escrow Fund on or prior to the Survival Date pursuant to this Section 7.3 and (B) an amount sufficient to cover all outstanding and unpaid indemnification claims that are subject to Officer’s Certificates (as defined in Section 7.4(b)) delivered to the Escrow Agent and the Stockholder Representative in accordance with the terms hereof on or before 11:59 p.m. (ET) on the Survival Date (whether disputed or undisputed). Promptly following the Extended Survival Date (and in any event within two (2) Business Days thereafter), the Escrow Agent shall distribute any amounts remaining in the Escrow Fund to the Escrow Participants in accordance with their respective Pro Rata Portions; provided, however, that the Escrow Period shall not terminate (and the Escrow Agent shall not make a distribution) with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (ET) on the Extended Survival Date. Promptly following the earlier of the VDA Date and the Extended Survival Date (and in any event within two (2) Business Days thereafter), the Escrow Agent shall distribute any amounts remaining in the Sales Tax Escrow Fund to the Escrow Participants in accordance with their respective Pro Rata Portions; provided, however, that the Sales Tax Escrow Period shall not terminate (and the Escrow Agent shall not make a distribution) with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (ET) on the Extended Survival Date if such Extended Survival Date occurs prior to the VDA Date. Within two (2) Business Days following the resolution of such claims in accordance with Section 7.4(d), the Escrow Agent shall deliver the remaining portion of the Escrow Fund and the Sales Tax Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Escrow Fund and the Sales Tax Escrow Fund to the Escrow Participants pursuant to this Section 7.3(c) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund or Sales Tax Escrow Fund, as applicable, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent. Any distribution of all or a portion of the cash in the Escrow Fund or the Sales Tax Escrow Fund, as applicable, to the Escrow Participants shall be made by delivery of payment by check to each such Escrow Participant equal to the amount of cash being distributed, allocated among the Escrow Participants based on their Pro Rata Portion of the Escrow Amount or the Sales Tax Escrow Amount, as applicable, and mailed by first class mail to such Escrow Participants’ address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Escrow Participant may have previously instructed the Escrow Agent in writing). The Escrow Participants agree that, for tax reporting purposes, any distribution from the Escrow Fund or the Sales Tax Escrow Fund, as applicable, to the Stockholders shall be reportable on Internal Revenue Service Form 1099B for the tax year in which the distribution is made, except to the extent required to be treated as interest pursuant to Section 483 or Section 1274 of the Code. Parent will provide Escrow Agent with the necessary information to perform tax reporting to the Stockholders. Any distribution of all or a portion of the cash in the Escrow Fund and the Sales Tax Escrow Fund, as applicable, to Escrow Participants who are Optionholders on the schedule delivered to the Escrow Agent at Closing shall be made by remitting such payment to Parent, and Parent shall pay such amounts on the first administratively practicable payroll date to the respective Optionholders less any required federal and state withholding taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Optionholders. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (d) Release of the Stockholder Representative Fund. The Escrow Agent shall not distribute the Stockholder Representative Fund (or any portion thereof) to any Escrow Participant except in accordance with this Section 7.3(d). The Escrow Agent shall disburse the Stockholder Representative Fund only in accordance with a written instrument delivered to the Escrow Agent that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund. Upon receipt by the Escrow Agent of a written instrument that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund, the Escrow Agent shall within two (2) Business Days of such instruction, disburse to the Stockholder Representative the amount so instructed in such written instrument whereupon the then current Stockholder Representative Fund balance shall be reduced by such amount and distributed to the Escrow Participants in accordance with their respective Pro Rata Portions of the remaining Stockholder Representative Fund.
          (e) Protection of the Escrow Funds and the Stockholder Representative Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund, the Sales Tax Escrow Fund and the Stockholder Representative Fund during the Escrow Period and the Sales Tax Escrow Period and shall hold and dispose of the Escrow Fund, the Sales Tax Escrow Fund and the Stockholder Representative Fund only in accordance with the terms of this Section 7.3(e).
               (ii) The Escrow Fund and the Sales Tax Escrow Fund shall be invested in the Escrow Agent’s Money Market Insured Savings Account (the “Money Market Account”) and as described in Exhibit G hereto, and any interest paid on such cash shall be added to the Escrow Fund or the Sales Tax Escrow Fund, as applicable, and shall be a part thereof. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct. The parties hereto agree that Parent is the owner of the cash in the Closing Tax Escrow Fund, the Sales Tax Escrow Fund and the Escrow Fund unless and until distributed to the Escrow Participants in accordance with Section 5.13(c)(ii) and ARTICLE VII hereof, and that all interest on or other taxable income, if any, earned from the investment of the cash in the Escrow Fund and the Sales Tax Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent; provided that all interest or other income, if any, earned on such cash that remains in the Escrow Fund and the Sales Tax Escrow Fund on the final distribution date shall be distributed to the Escrow Participants in accordance with their respective Pro Rata Portions. The Closing Tax Escrow Fund and the Stockholder Representative Fund shall not be invested, shall remain uninvested for the duration of the Escrow Periods, and shall earn no interest or other income. The parties hereto agree that the Escrow Participants are the owners of the cash in the Stockholder Representative Fund in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount, except that, solely for this purpose, the Pro Rata Portion of each Optionholder shall be reduced by all applicable income and employment Tax withholdings made with respect to such Optionholder.
               (iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, immediately upon completion of the Closing.
     7.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(a) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(a) in excess of $250,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case, subject to Section 7.6(a), such Indemnified Party shall be entitled to recover all Losses so identified in excess of the Threshold Amount. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d), (e) and (f) of Section 7.2 hereof, and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.2 or Section 2.11 hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before 11:59 p.m. (ET) on the Survival Date; provided, however, that Parent may seek indemnification under Section 7.2 on or before 11:59 p.m. on the Extended Survival Date for a breach of a representation and warranty of the Company contained in Section 2.2 or 2.11 hereof or for any failure by the Company or the Escrow Participants to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement (other than the covenants set forth in Section 4.1, for which claims must be made on or before 11:59 p.m. (ET) on the Survival Date). During the Sales Tax Escrow Period, any claim with respect to the Pre-Closing

Sales Taxes for the VDA States shall first be made against the Sales Tax Escrow Fund until such time as the Sales Tax Escrow Fund is fully exhausted, and then against the Escrow Fund. For the avoidance of doubt, any claims for indemnification relating to Pre-Closing Sales Taxes other than in the VDA States shall be made solely against the Escrow Fund in accordance with the procedures set forth in this Agreement. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, for any claim made against the Escrow Fund or the Sales Tax Escrow Fund, as applicable, the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund or the Sales Tax Escrow Fund, as applicable, an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund or the Sales Tax Escrow Fund, as applicable, to Indemnified Parties shall be made in cash and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Escrow Amount or the Sales Tax Escrow Amount, as applicable. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (B) specifying the amount of such Losses or a good faith estimate thereof, and (C) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification. No payment shall be made under Section 7.4(b) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to 11:59 p.m. (ET) on the thirtieth (30th) day after the Stockholder Representative’s receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative hereby waives the right to object to any claims in respect of any Agreed-Upon Loss, except to the extent that the Stockholder Representative disagrees with the mathematical calculation of the amount of such Agreed-Upon Loss or whether such amount is included within the definition of “Dissenting Share Payments,” “Excess Third Party Expenses,” “Excess Company Debt,” “Shortfall Amount,” or “Agent Interpleader Expenses or Agent Indemnification Expenses”, as the case may be. If the Stockholder Representative does not object in writing within such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund or the Sales Tax Escrow Fund, as applicable, in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent and the Escrow Agent or in the event of any dispute arising pursuant to ARTICLE VII hereof, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law, and the Escrow Agent shall only distribute funds thereafter pursuant to a memorandum of agreement as described in Section 7.4(d)(i) or a court order.
          (e) Third-Party Claims. In the event any Indemnified Party becomes aware of a third party claim (other than a Tax Contest, which shall be governed by Section 5.13) (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, such Indemnified Party shall promptly notify the Escrow Agent and the Stockholder Representative of such claim after it becomes aware of such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party; provided that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this ARTICLE VII except to the extent that the Stockholder Representative or any Escrow Participant shall have been materially prejudiced thereby. If the Third Party Claim may result in a claim for which the Escrow Participants would be liable, the Stockholder Representative on behalf of the Escrow Participants, shall be entitled, at its expense, to participate in, but not to determine or conduct (except as expressly provided below), the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense, and to settle, any such claim; provided, however, that if the settlement of a Third Party Claim shall result in a demand for indemnification pursuant to this ARTICLE VII, Parent shall not settle the claim without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. If after fifteen (15) days prior written notice from the Stockholder Representative, an Indemnified Party fails to defend or if, after commencing or undertaking any such defense, such Indemnified Party fails to prosecute or withdraws from such defense, the Stockholder Representative, on behalf of the Escrow Participants, shall have the right to undertake the defense or settlement thereof. If the Stockholder Representative elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Stockholder Representative consents in writing to such payment or unless the Stockholder Representative withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Escrow Participants is entered against such Indemnified Party for such liability. An Indemnified Party shall provide the Stockholder Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with the Stockholder Representative in the defense or settlement thereof. In the event that the Stockholder Representative has consented to any such settlement, subject to the limitations on indemnification set forth herein, the Stockholder Representative shall have no power or authority on behalf of the Escrow Participants to object to the amount of the corresponding Third

Party Claim by Parent. If the Stockholder Representative assumes the defense of any such claim or proceeding pursuant to this Section 7.4(e) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Stockholder Representative shall give the Parent prompt written notice thereof, and Parent shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.
          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow

Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents, the Escrow Fund and the Sales Tax Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents, the Escrow Fund and the Sales Tax Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and out-of-pocket expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund or the Sales Tax Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund or the Sales Tax Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (g) Fees. All fees (including reasonable attorney’s fees) of the Escrow Agent and/or the Paying Agent for performance of their duties hereunder shall be paid (i) by Parent, with respect to the Merger Consideration, the Closing Tax Escrow Amount, the Escrow Amount and the Sales Tax Escrow Amount and (ii) by the Stockholder Representative out of the Stockholder Representative Fund, to the extent related thereto; provided, however, that to the extent that distributions are made simultaneously from the Escrow Fund or the Sales Tax Escrow Fund, on the one hand, and the Stockholder Representative Fund on the other hand, the fees of the Escrow Agent and/or the Paying Agent related to such distribution shall be paid by Parent and only the incremental costs (if any) associated with the additional distribution from the Stockholder Representative Fund shall be deducted from the Stockholder Representative Amount. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent (with respect to the Escrow Amount, the Sales Tax Escrow Amount or the Closing Tax Amount) or the Stockholder

Representative (with respect to the Stockholder Representative Amount), or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund, the Sales Tax Escrow Fund or the Closing Tax Escrow Fund or their subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all out-of-pocket costs and expenses and reasonable attorney’s fees occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.
          (i) Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit H attached hereto and made part hereof and that information may be requested to verify their identities.
     7.5 Stockholder Representative.
          (a) Anthony J. Friscia shall serve as the Stockholder Representative for and on behalf of the Escrow Participants to give and receive notices and communications, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholder Representative in connection with this Agreement, to authorize payment to any Indemnified Party from the Escrow Fund or the Sales Tax Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Escrow Participants from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Escrow Participants.

          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). The Stockholder Representative Expenses, including the costs and expenses of enforcing this right of indemnification, shall be paid from the Stockholder Representative Fund. A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
          (c) The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
          (d) The Stockholder Representative shall have reasonable access to information reasonably requested by the Stockholder Representative and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Stockholder Representative duties under this Agreement and exercising his rights under this Agreement.
          (e) In the performance of his duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Escrow Participant or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     7.6 Maximum Payments; Remedy; Limitations on Indemnity.
          (a) The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 7.2 (other than for Pre-Closing Sales Taxes in the VDA States) hereof shall be limited to the amounts held in the Escrow Fund. The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 7.2 hereof for Pre-Closing Sales Taxes in the VDA States shall be limited to the amounts held in the Escrow Fund and the Sales Tax Escrow Fund. The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 7.2 hereof for breaches of the covenants and obligations under Section 5.13(c)(ii) shall be limited to the amounts held in the Closing Tax Escrow Fund and the Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 7.6(b), in no case may an Indemnified Party seek recourse directly against any Stockholder or Optionholder for indemnification hereunder. No indemnification shall be payable to an Indemnified Party with respect to any claims asserted by such Indemnified Party pursuant to Sections 7.2 and 7.4(b) after the Survival Date, provided, however, that the Indemnified Parties may make claims for indemnification under Section 7.2 for breaches of the representations and warranties set forth in Sections 2.2 and 2.11 hereof or for any failure by the Company or the Escrow Participants to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement until the Extended Survival Date (other than the covenants set forth in Section 4.1, for which claims must be made on or before 11:59 p.m. (ET) on the Survival Date); provided further, however, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date or the Extended Survival Date, as applicable, an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Sections 7.2 and 7.4(b), then the claim asserted in such notice shall survive the Survival Date or the Extended Survival Date, as applicable, until such claim is fully and finally resolved.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, or any intentional breaches of representations and warranties on the part of such party (it is agreed and understood that the Survival Date, the Extended Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
          (c) The liability of the Escrow Participants to indemnify the Indemnified Parties pursuant to Section 7.2 hereof shall be several and not joint based on their respective Pro Rata Portions, and in no event shall any Escrow Participant be obligated to indemnify the Indemnified Parties for any Losses pursuant to Section 7.2 hereof in excess of such Escrow Participant’s Pro Rata Portion of the Escrow Fund, the Sales Tax Escrow Fund and the Closing Tax Escrow Fund.
          (d) The amount of Losses otherwise recoverable under Section 7.2 hereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto.
          (e) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to Section 7.2 hereof and such Indemnified Party (or an affiliate thereof) subsequently recovers (by payment of cash) from a third party a sum which is referable to that claim in respect of such breach, such Indemnified Party shall (or, as appropriate, shall procure that such affiliate shall) forthwith repay to the indemnifying party or parties: (i) an amount equal to the sum recovered from the third party in cash, less reasonable out-of-pocket costs and expenses incurred by such Indemnified Party recovering the same; or (ii) if the figure resulting under paragraph (i) is greater than the amount paid by the applicable indemnifying parties to the Indemnified Parties in respect of the claim, such lesser amount as shall have been so paid by such indemnifying parties (including any out-of-pocket expenses related thereto), so as to leave the Indemnified Party in no better or worse position than it would have been in had the claim not arisen in the first place.

          (f) Any Losses for which any Indemnified Party is entitled to indemnification under this ARTICLE VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
          (g) Nothing in this ARTICLE VII shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
          (h) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
     7.7 Remedies Exclusive. From and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this ARTICLE VII, and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by January 31, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the Merger;

          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (g) by Parent, if the Company does not deliver written consents of the Stockholders constituting the Sufficient Stockholder Vote by 11:59 p.m. (ET) on the date hereof.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, ARTICLE IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.
     8.3 Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.
     8.4 Extension; Waiver. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:
Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06904-2212
Attention: Lewis G. Schwartz
Facsimile No.: (203) 316-6245
with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899
(b)	if to the Company or the Stockholder Representative, to:
AMR Research, Inc.
125 Summer Street
Boston, MA 02110
Attention: Anthony J. Friscia
Facsimile No.: (603) 584-1180
with a copy to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Lisa Haddad, Esq.
Facsimile No.: (617) 523-1231
(c)	if to the Escrow Agent, to:
U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103

Attention: Susan Merker
Re: Gartner, Inc./AMR Research, Inc. Escrow
Facsimile No.: (860) 241-6891
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 5.12, and (iii) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto is relying upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any other party hereto, except as set forth in this Agreement.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

GARTNER, INC.
By:	/s/ Christopher Lafond
Name:	Christopher Lafond
Title:	Executive Vice President and Chief Financial Officer

AMR RESEARCH, INC.
By:	/s/ Anthony Friscia
Name:	Anthony Friscia
Title:	President and Chief Executive Officer

CLOVER ACQUISITION CORPORATION
By:	/s/ Christopher Lafond
Name:	Christopher Lafond
Title:	President

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE
/s/ Anthony Friscia
Name:	Anthony Friscia

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent:
By:	/s/ Susan C. Merker
Name:	Susan C. Merker
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]